UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIGIRAD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, CA 92064

April 18, 2013

Dear Fellow Digirad Stockholders,

PLEASE VOTE TODAY ON THE WHITE PROXY CARD TO SUPPORT

YOUR BOARD’S STRATEGY TO INCREASE STOCKHOLDER VALUE

At the Annual Meeting of Stockholders of Digirad Corporation (“Digirad” or the “Company”), scheduled for May 3, 2013, you will have the opportunity to make a critical decision regarding the future of your investment in the Company by supporting the substantial change that is underway by the Digirad Board, including important cost-cutting commitments and key management and governance changes.

You may have received materials from David Sandberg of The Red Oak Fund, L.P. (together with its affiliates, “Red Oak”) proposing to replace all of the directors nominated by the Company. Red Oak is attempting to seize control of the Company while offering ZERO premium for such control. We believe Red Oak’s hand-picked representatives with dubious qualifications, no meaningful industry experience, and no proposed strategy, will only carry out an agenda that will serve Red Oak. In contrast, Digirad has put in place an experienced Board to represent the interests of ALL stockholders.

To protect the value of your investment, your Board unanimously recommends that stockholders vote “FOR” the Company’s five highly qualified nominees on the enclosed WHITE proxy card today!

DIGIRAD’S BOARD HAS A STRATEGY TO GENERATE LONG-TERM REVENUE GROWTH AND IS COMMITTED TO RETURNING VALUE TO STOCKHOLDERS

On February 28, 2013, after exploring an exhaustive range of strategic options for the Company and our two divisions going forward, your newly reconstituted Board announced a new strategic plan for the Company. Specifically, we announced that we would restructure our Diagnostic Imaging business to significantly reduce costs annually by $3 million to $4 million and refocus our efforts on maximizing cash flow from Digirad’s Imaging Solutions (DIS) service business. In connection with our new strategic plan, we have:

•	Eliminated four (4) top executive positions, along with their related compensation;

•	Undertaken a reduction in force;

•	Begun the process of moving our corporate headquarters to Atlanta, GA, where our DIS service business has always been located;

•	Committed to undertaking disciplined acquisitions that align to our DIS service business, subject to stockholder approval if they are over $5 million in purchase price; and

•	Committed to returning $12 million to stockholders through a well-timed share buyback program.

We also announced a timeline for our strategic plan, contrary to the misleading claims Red Oak has made, and anticipate that our restructuring will be substantially complete by December 31, 2013.

YOUR BOARD WAS RECENTLY RECONSTITUTED TO BE RESPONSIVE TO STOCKHOLDERS

Your Board was reconstituted on February 7, 2013 in response to stockholder requests and to address prior performance issues. In early 2012, the Company offered Red Oak three Board seats in order to avoid the expense of a proxy contest, which Red Oak declined to accept because it would not constitute control of the Board. We then sought recommendations for new directors from our largest stockholders and appointed four new independent directors, each of whom were recommended by significant stockholders. To criticize the new Board for the Company’s historical underperformance prior to the Board’s reconstitution, as Red Oak does, is disingenuous at best and we believe misleading.

Since your Board was reconstituted on February 7, 2013, Digirad’s stock price has increased by approximately 40%. Your Board believes that now is not the time to disrupt the recent momentum gained from the Company’s strategic plan by turning over control of the Board to a dissident hedge fund that only recently acquired a 5% ownership position last month. We believe that we are at a critical junction in the implementation of our strategic plan, with some significant successes already realized, and that any delay in executing our plan could have significant adverse consequences. We also believe that the negative impact that this turnover would have on our key employees and our relationships with our customers and strategic partners would be very detrimental to stockholder value.

RED OAK JUST WANTS TO SEIZE CONTROL WITHOUT PAYING A PREMIUM

Despite your Board’s effort to engage in discussions with Red Oak and be responsive to all stockholder concerns, we believe Red Oak’s real motivation is to acquire control without paying a premium for such control. Consider the following:

•	In November 2011, Red Oak nominated a control slate of nominees for election at the Company’s 2012 annual meeting of stockholders, despite owning less than 1% of the Company.

•	In early 2012, cognizant that the Board could benefit from new independent directors and in the interest of avoiding a proxy contest, the Board offered Red Oak three (3) Board seats.

•	Red Oak declined this offer because it would not result in control of the Board.

•	In March 2012, the Company announced plans to add new independent members to its Board.

•	In April and June 2012, the Company added four new independent Board members, each of whom were recommended by the Company’s stockholders (contrary to Red Oak’s claims).

•

In late June 2012, in the interest of avoiding the expense and disruption of a proxy contest, the Company entered into a settlement agreement with Red Oak and agreed, among other things, to undertake certain governance and compensation changes.

•

From late June 2012 until February 28, 2013, Red Oak did not contact the Company other than in December 2012 to discuss a potential dividend. Accordingly, all actions taken by the Board to adopt and implement its new strategic plan and adopt additional corporate governance reforms were well underway before Red Oak resurfaced again on February 28, 2013 to seek control of the Board.

•	On February 28, 2013, the Company received notice from Red Oak that it intended to once again seek complete control of the Board, despite owning, at the time, less than 5% of the outstanding stock.

RED OAK HAS NOT ARTICULATED ANY NEW PLANS FOR THE COMPANY

Red Oak wants to reopen our strategic review process	g	The Digirad Board (consisting entirely of independent directors) already explored an exhaustive range of strategic options for the Company, which resulted in the adoption of our new strategic plan announced on February 28, 2013.

Red Oak wants to conduct a 382 NOL study	g	The Digirad Board has already performed this analysis and will utilize its NOLs to offset nearly all, if not all, of the taxable income generated from increased cash flow.

Red Oak wants to review and rebid most corporate costs	g	The Digirad Board is already conducting this process and intends to cut $3 to $4 million annually from our business.

Red Oak wants to cancel the Company’s 10b5-1 plan and revisit a tender offer or substantial dividend.	g	The Digirad Board has already analyzed the best means to return capital to stockholders. Digirad’s stock is at the right price to buy and a 10b5 plan permits repurchases during periods where the Company would otherwise be prohibited from making open market purchases. These repurchases also will not jeopardize the Company’s future use of its NOLs as the Red Oak scheme could.

Red Oak wants to reduce the stockholder threshold to a special meeting to 10%.	g	Digirad already permits stockholders to call a special meeting with a 20% threshold.

Red Oak wants to cap annual dilution.	g	Digirad has already instituted a cap on annual issuance of stock equity awards to a maximum of 3% of the total equity outstanding, which is well within the range of corporate governance best practices.

Require that, via open market purchases, each Director own 60% of total compensation received by Digirad per annum.	g	Digirad has already adopted a non-employee director stock ownership policy. Jeff Eberwein and Chuck Gillman also have, independent of the Company’s stock ownership policy, made purchases in the open market aggregating almost 5% of the Company’s issued and outstanding stock and have every intention to continue acquiring shares.

Reduce Board compensation	g	Digirad has already undertaken a thorough study of its director compensation and have concluded that total direct compensation levels for non employee directors were below the competitive market range.

RED OAK NOMINEES DO NOT BRING ANY ADDITIVE EXPERIENCE TO THE BOARD

•	None of the Red Oak nominees have any meaningful healthcare experience.

•	Three of five Red Oak nominees have no experience serving on a public company Board.

•

A California bank, co-founded by J. Randall Waterfield, was shut down by the FDIC after suffering heavy losses on mortgages. What is surprising is that despite this disastrous result, J. Randall Waterfield appears to be David Sandberg’s nominee of choice. Waterfield and Sandberg have served on 3 boards together.

•

Red Oak’s nominees are handpicked by David Sandberg, none of which own any significant amount of shares of the Company’s common stock other than David Sandberg. We are concerned that their allegiance will be to Red Oak and not to Digirad stockholders.

OUR DIRECTORS HAVE THE RIGHT EXPERIENCE AND QUALIFICATIONS TO

DRIVE LONG TERM GROWTH AND THEIR INTERESTS ARE ALIGNED WITH

ALL STOCKHOLDERS

•	Digirad’s Board nominees consist of five highly-qualified directors, all of whom are independent and four of which were recommended by significant Digirad stockholders.

•

Three of our nominees have executive level experience in the healthcare industry and two have significant financial and strategic experience, which we believe is the right blend to execute on our strategy and build long-term stockholder value.

•	Jeff Eberwein and Chuck Gillman have significant M&A, NOL utilization and strategic review experience and an abundance of contacts in the investor community that can be leveraged.

•	John Climaco, James Hawkins and John Sayward have substantial direct executive and operational experience at healthcare services companies.

•

Two of our nominees, Jeff Eberwein and Chuck Gilman have made a substantial investment in Digirad, acquiring almost 5% of the outstanding common stock of the Company in less than a year of their appointment as directors of the Company.

•	All of our director nominees are in compliance with our director stock ownership policy.

•	All of our director nominees are committed to increasing value for all stockholders.

Your Board’s sole interest is to maximize the value of stock for ALL stockholders.

PROTECT YOUR INVESTMENT

SUPPORT YOUR BOARD’S EFFORTS TO ENHANCE STOCKHOLDER VALUE

VOTE THE WHITE PROXY CARD TODAY

Your vote is extremely important, no matter how many or how few shares you own. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Digirad by voting the WHITE proxy card. We urge you to vote today by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any proxy card that may be sent to you by Red Oak. If you have any questions or need assistance voting your shares, please contact InvestorCom, Inc., which is assisting us in connection with this year’s Annual Meeting, at the numbers set forth below.

InvestorCom, Inc.

Stockholders Call Toll Free: 877-972-0090

Banks and Brokers Call Collect: 203-972-9300

On behalf of your Board, we thank you for your continued support of Digirad as we work to create a lasting business that provides stockholders with exceptional value.

Sincerely,

/s/ Jeffrey E. Eberwein

Jeffrey E. Eberwein
Chairman of the Board